Exhibit 10.29

GENERAL FINANCE CORPORATION

Compensation of Non-Employee Directors

Effective as of September 13, 2007

The Board of Directors approved the following compensation for non-employee directors at its meeting held September 11, 2007 based upon recommendations from the Compensation Committee, effective upon consummation of the acquisition of RWA Holdings Pty Ltd. Directors who are also employees of the Company receive no additional compensation for service as a director.

Type of Compensation	Cash
Annual Retainer	$30,000
Additional Annual Retainer - Chairman of the Board	$10,000
Additional Annual Retainer - Audit Committee Chairman	$10,000
Additional Annual Retainer - Compensation Committee Chairman	$7,500
Additional Annual Retainer - Nominating Committee Chairman	$3,000
Board Meeting Attendance Fee - Chairman	$2,000
Board Meeting Attendance Fee - Non-Chairman	$1,500
Committee Meeting Attendance Fee	$750
Telephonic Meeting Attendance Fee	$500

Retainers are paid in advance, 50% on June 30 and 50% on December 31 of each year, and are non-recoupable upon termination of service as a director. The retainer for the period ending December 31, 2007 will be prorated from September 13, 2007.

The Board will consider the grant of options to a director upon initial appointment and upon re-election.

The Company will reimburse directors for reasonable expenses incurred while attending board and committee meetings (including telephone expenses for telephonic meetings).

Directors may defer all or part of their retainer and meeting attendance fees until the termination of their service as a director by advance notice to the Company, consistent with applicable law and regulations.